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                                                                       EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA  94301-1825
Phone:  650-328-6561     Fax:  650-327-3699  www.gcwf.com

September 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for bebe stores, inc., a California corporation (the Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 3,580,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the 1997 Stock Plan (the "Stock Plan") and the 1998 Employee Stock Purchase Plan (the "Purchase Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

Based on such examination, we are of the opinion that the 3,580,000 shares of Common Stock which may be issued pursuant to the Stock Plan and the Purchase Plan, are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Stock Plan and the Purchase Plan will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP